Exhibit 99.3

Client Announcement

Subject line: Important News from Higher One

Dear Clients,

As you know, Higher One has experienced a number of changes and improvements in recent months which are aimed at enhancing the services and options we provide our clients and the students and families they serve, including the previously announced sale of our disbursements business to Customers Bank which closed on June 16.

Today, we are excited to announce Higher One has signed an agreement to be acquired by an affiliate of Blackboard, the world’s leading education technology company. The acquisition will combine Higher One’s CASHNet platform, including our heritage Campus Solutions customers, with the Blackboard Transact business line. As a result of the acquisition, you will have access to a broader set of financial tools and service offerings for students, parents and your institution. The deal is expected to close in the third quarter.

We are committed to keeping you informed as details develop, and more importantly, maintaining and exceeding the high level of service you’ve come to expect from us. Following the transaction, CASHNet will run as a stand-alone entity as a complement to the Blackboard Transact organization.

We want to reiterate our commitment to you that we outlined in our last communication.

CASHNet continues as the preferred partner for campuses nationwide and our team is dedicated to strengthening our service and platform through these important key initiatives, which will continue to move forward:

●	Rolling out a more intuitive and revamped eMarket set-up experience for Checkouts and Storefronts
●	Making improvements to the user interface for payers to increase choice and remove friction during the checkout process
●	Revising the deployment experience so the team can more efficiently implement our products to meet your campus’ needs
●	Reenergizing our approach to the testing and delivery of product enhancements including changes to our internal review process and our client education initiatives

Our dedication to your campus success is stronger than ever.

Sincerely,

Matt Dorf

SVP and General Manager, CASHNet

Additional Information

The tender offer described in this communication has not yet commenced. This communication is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. Winchester Acquisition Corp. (“Purchaser”), a direct wholly-owned subsidiary of an entity (“New Holdco”) that is wholly owned by the holding company that owns Blackboard Inc., intends to file with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer, and Higher One Holdings, Inc. (“Higher One”) intends to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. New Holdco, Purchaser and Higher One intend to mail these documents without charge to Higher One stockholders. Investors and shareholders should read those filings carefully when they become available as they will contain important information about the tender offer. Those documents may be obtained without charge at the SEC’s website at www.sec.gov when they become available. The offer to purchase, solicitation/recommendation statement, and related materials when they become available may also be obtained without charge by contacting D.F. King & Co., Inc., the information agent for the tender offer, toll-free at (800) 884-5101 (banks and brokers call (212) 269-5550).

Cautionary Statement Regarding Forward-Looking Statements

This communication may contain forward-looking statements concerning New Holdco, Purchaser, Blackboard and its other affiliates, Higher One and the proposed transaction, which describe or are based on current expectations. Actual results may differ materially from these expectations. Any statements that are not historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” “will,” and similar expressions) should also be considered to be forward-looking statements. Such forward-looking statements include the ability of New Holdco, Purchaser and Higher One to complete the transactions contemplated by the merger agreement, including the satisfaction of the conditions to the transaction set forth in the merger agreement. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the tender offer and the subsequent merger; the possibility that various conditions to the consummation of the tender offer or the merger may not be satisfied or waived; the effects of disruption from the transactions on the respective businesses of Blackboard and Higher One and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, customers and other business partners; and other risks and uncertainties pertaining to the business of Higher One detailed in its filings with the SEC from time to time. Forward-looking statements in this communication should be evaluated together with the many uncertainties that affect the respective businesses of Blackboard and Higher One, including, in the case of Higher One, those mentioned in the risk factors and other cautionary statements in Higher One’s Annual Report for fiscal year 2015 on Form 10-K, Quarterly Report for the quarter ended March 31, 2016 on Form 10-Q, and in other reports filed with the SEC. The reader is cautioned not to rely unduly on these forward-looking statements. New Holdco, Purchaser, Blackboard and its other affiliates, and Higher One expressly disclaim any intent or obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.